Exhibit 10.9

September 7, 2018

Concrete Pumping Holdings, Inc.

c/o Peninsula Pacific

10250 Constellation Blvd #2230

Los Angeles, CA 90067

Attention: Mary Ellen Kanoff, General Counsel

BBCP Investors, LLC

c/o Peninsula Pacific

10250 Constellation Blvd #2230

Los Angeles, CA 90067

Attention: Mary Ellen Kanoff, General Counsel

Re: Expense Reimbursement and Share Cancellation

Ladies and Gentlemen:

Reference is made to each of: (i) that certain Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among Concrete Pumping Holdings Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Industrea (“Newco”), Industrea Acquisition Corp., a Delaware corporation (“Industrea”), Concrete Pumping Intermediate Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Newco (“Concrete Parent”), Concrete Pumping Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Concrete Parent (“Concrete Merger Sub”), Industrea Acquisition Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Newco (“Industrea Merger Sub”), Concrete Pumping Holdings, Inc., a Delaware corporation (the “Company”) and PGP Investors, LLC, a Delaware limited liability company, solely in its capacity as the Holder Representative thereunder, and (ii) that certain Rollover Agreement, dated as of the date hereof (the “Rollover Agreement”), by and among, Newco, the Company and BBCP Investors, LLC (“BBCPI”). As a condition and material inducement to each of the Company’s and BBCPI’s execution and delivery of the Merger Agreement and the Rollover Agreement, respectively, and agreement to contemplate the transactions contemplated thereby (the “Contemplated Transactions”), each of Industrea, Argand Partners Fund, LP (“Argand”), Industrea Alexandria LLC (“Industrea Alexandria”), the Company and BBCPI agrees as follows:

1.	Expense Reimbursement. In the event that the Merger Agreement is terminated by the Company pursuant to Sections 10.1(c)(i), 10.1(c)(iv) or 10.1(c)(v) thereof (the “Reimbursement Trigger Event”), Argand agrees to pay, or cause to be paid, to the Company, by wire transfer of immediately available funds, an amount equal to the Reimbursement Amount. Such payment by Argand shall be made no later than five business days following the later to occur of (a) such Reimbursement Trigger Event and (b) the receipt by Argand of reasonable documentation (including applicable invoices) for the Reimbursement Amount. For purposes of this paragraph 1, “Reimbursement Amount” means the documented out-of-pocket fees and expenses of the Company and its subsidiaries that are payable to third party service providers (i.e., attorneys, accountants, financial advisors, investment banks and consultants) engaged by the Company or its subsidiaries in connection with the Contemplated Transactions and the preparation and negotiation of the Merger Agreement; provided, that in no event shall the Reimbursement Amount exceed (and Argand shall not be obligated to reimburse the Company in excess of) $3,000,000. For the avoidance of doubt, the expense reimbursement contemplated by this paragraph 1 shall be in addition to, and not in limitation of, any other rights and remedies available to the Company in connection with the Merger Agreement and the Contemplated Transactions.

2.	Cancellation of Shares. At the Rollover Closing (as defined in the Rollover Agreement), without requiring any further action from Newco, Industrea or Industrea Alexandria, Industrea Alexandria shall surrender and Industrea shall cancel for no consideration, a number of shares of Industrea Class B Common Stock (or at Industrea Alexandria’s option, shares of Industrea Class A Common Stock) (rounded up to the nearest whole share) equal to ten percent (10%) of the aggregate number of Additional Newco Common Shares (as defined in the Rollover Agreement), if any, required to be issued and delivered to BBCPI pursuant to the Rollover Agreement. At the Rollover Closing, Industrea Alexandria will surrender to Industrea all certificates representing shares of Industrea Class B Common Stock (or, if applicable, Industrea Class A Common Stock) cancelled in accordance with the immediately preceding sentence. For the avoidance of doubt, Industrea Alexandria shall not be entitled to receive any Newco Common Shares (as defined in the Rollover Agreement) in respect of such cancelled shares of Industrea Class B Common Stock (or, if applicable, Industrea Class A Common Stock) in connection with the Industrea Merger (as defined in the Merger Agreement).

3.	Waiver of Adjustment to Initial Conversion Ratio. Pursuant to and in accordance with Section 4.3(b)(ii) of the Amended and Restated Certificate of Incorporation of Industrea (the “Industrea Charter”), Industrea Alexandria, as the holder of a majority of the issued and outstanding shares of Industrea Class B Common Stock as of the date hereof, hereby fully and irrevocably waives the rights of the holders of Class B Common Stock to any adjustment to the Initial Conversion Ratio pursuant to Section 4.3(b) of the Industrea Charter in the event that BBCPI is required to contribute any Additional Rollover Shares to Newco at the Rollover Closing pursuant to the terms of the Rollover Agreement and, in such case, without limiting the effect of paragraph 2 above, all shares of Industrea Class B Common Stock issued and outstanding shall be convertible into shares of Industrea Class A Common Stock on a one-for-one basis. Further, in the event that BBCPI is not required to contribute any Additional Rollover Shares to Newco at the Rollover Closing pursuant to the terms of the Rollover Agreement, the adjustment to the Initial Conversion Ratio pursuant to Section 4.3(b)(ii) of the Industrea Charter shall be limited such that the maximum total number of additional shares of Industrea Class A Common Stock that the holders of Industrea Class B Common Stock receive as a result of any conversion of the shares of Industrea Class B Common Stock into shares of Industrea Class A Common Stock in excess of the total number of shares of Industrea Class A Common that the holders of Industrea Class B Common Stock would receive as a result of a conversion of the shares of Industrea Class B Common Stock on a one-for-one basis shall be the sum of (i) 1,523,965 plus (ii) the product of (x) the total number of shares of Industrea Class A Common Stock purchased by Argand pursuant to Section 2 of the Argand Subscription Agreement (as defined in the Merger Agreement), multiplied by (y) 0.25 (for the avoidance of doubt, such product of clauses (x) and (y) shall in no event exceed 612,745, and the sum of clauses (i) and (ii) shall in no event exceed 2,136,710). Any adjustment to the Initial Conversion Ratio other than as set forth in the immediately preceding sentence is hereby fully and irrevocably waived by Industrea Alexandria, as the holder of a majority of the issued and outstanding shares of Industrea Class B Common Stock, on behalf of the holders of Industrea Class B Common Stock. In no event shall Industrea or Industrea Alexandria authorize, effect or otherwise permit (a) any amendment to the Industrea Charter (including Section 4.3(b)(ii) thereof), except as a result of the Industrea Merger in accordance with the terms of the Merger Agreement, (b) any conversion of shares of Industrea Class B Common Stock in a manner inconsistent with this paragraph 3, or (c) any decrease to the price per share at which shares of Industrea Class A Common Stock may be purchased upon exercise of any Warrants (as defined in the Merger Agreement).

4.	Governing Law and Consent to Exclusive Jurisdiction. This letter agreement and any controversy arising with respect hereto based upon, arising out of or related to this letter agreement or the transactions contemplated hereby may be brought in the Delaware Chancery Court (or, if the Delaware Chancery Court shall be unavailable, any other court of the State of Delaware or, in the case of claims to which the federal courts have subject matter jurisdiction, any federal court of the United States of America sitting in the State of Delaware), and, in each case, appellate courts therefrom, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such controversy, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of such controversy shall be heard and determined only in any such court, and agrees not to bring any action arising out of or relating to this letter agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any action brought pursuant to this Section 2. Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this letter agreement.

5.	Miscellaneous. This letter agreement contains the entire agreement between the parties to this letter agreement concerning the matters addressed herein and supersedes any and all prior and contemporaneous agreements, arrangements, understandings and representations, whether oral or written, relating to the matters provided for herein. This letter agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one agreement. Delivery of an executed counterpart of this letter agreement by facsimile or other electronic communication shall be effective as delivery of a manually executed counterpart of this letter agreement. Nothing herein is intended or shall be construed to confer upon any person or entity other than the parties hereto and their successors or assigns (whom this letter agreement shall be binding upon), any rights or remedies under or by reason of this letter agreement.

[Signature page follows]

Very truly yours,

Argand Partners Fund, LP

By: Argand Partners Fund GP, LP, its General Partner
By: Argand Partners GP-GP Ltd, its General Partner

By:	/s/ Howard Morgan
Name: Howard Morgan
Title: Director

Industrea Alexandria, LLC

By:	/s/ Howard Morgan
Name: Howard Morgan
Title: Manager

Industrea Acquisition Corp.

By:	/s/ Howard Morgan
Name: Howard Morgan
Title: Chief Executive Officer

ACCEPTED AND AGREED TO AS OF September 7, 2018:

Concrete Pumping Holdings, Inc.

By:	/s/ Bruce Young
Name: Bruce Young
Title: President and Chief Executive Officer

BBCP Investors, LLC
By: PGP Investors, LLC
Its: Sole Member
By: PGP Manager, LLC, its Manager
By: PGP Advisors, LLC, its Manager

By:	/s/ M. Brent Stevens
Name: M. Brent Stevens
Title: Manager